Exhibit 23.1

CONSENT OF MORRISON, BROWN, ARGIZ & FARRA LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-60862, No. 333-18935 and No. 333-116423 of Spherion Corporation on Forms S-8 of our report dated June 17, 2005, appearing in this Annual Report on Form 11-K of Spherion Corporation 401(k) Benefit Plan for the year ended December 31, 2004.

/s/ MORRISON, BROWN, ARGIZ & FARRA, LLP

Miami, Florida
June 17, 2005